INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement (Investment Company Act File No. 811-5723) of Merrill Lynch Developing Capital Markets Fund, Inc. (the “Fund”) on Form N-14 of our report dated August 8, 2003 appearing in Exhibit 17(b) of the Statement of Additional Information, which is part of this Registration Statement. We also consent to the references to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Princeton, New Jersey March 17, 2004